Exhibit 99.1
Solectron Announces Second Quarter Financial Results
For Immediate Release: March 29, 2007
MILPITAS, Calif. — Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $2.90 billion in the second quarter of fiscal 2007, a decrease of 3 percent over first quarter fiscal 2007 revenues of $3.00 billion, and an increase of 16 percent over second quarter fiscal 2006 revenues of $2.50 billion.
As previously announced in an 8-K filed on March 15, 2007, Solectron has entered into a new Manufacturing and Product Purchase Agreement with one of our largest customers. As a result of this Agreement, second quarter revenue was negatively impacted.
The company reported GAAP profit after tax from continuing operations of $15.6 million, or $0.02 per share, in the second quarter of fiscal 2007, compared with a GAAP profit after tax from continuing operations of $6.6 million, or $0.01 per share, in the first quarter of fiscal 2007. In the second quarter of fiscal 2006, Solectron reported a GAAP profit after tax from continuing operations of $17.1 million, or $0.02 per share.
Non-GAAP profit after tax was $41.0 million, or $0.05 per share, in the second quarter of fiscal 2007, compared with non-GAAP profit after tax of $47.6 million, or $0.05 per share, for the first quarter of fiscal 2007. In the second quarter of fiscal 2006, Solectron reported non-GAAP profit after tax of $29.7 million, or $0.03 per share. Non-GAAP financial results do not include restructuring costs, impairment charges, amortization of intangibles, stock-based compensation expenses, or other infrequent or unusual items. Please refer to “Non-GAAP Information” below for further information.
“During the second quarter we made progress in our efforts to drive growth, expand gross margins, and deliver positive free cash flow,” said Paul Tufano, interim chief executive officer of Solectron. “As we begin the second half of fiscal 2007, I believe we are well positioned to deliver continued improvement in profitability, working capital management, and cash generation.”
Restructuring Plan
Solectron today announced that it is commencing the next phase of its contemplated restructuring pursuant to its phased approach announced in the first quarter of fiscal 2007. Restructuring and impairment charges related to today’s announcement are estimated to be in a range of $35 million to $45 million, of which approximately 90 percent will be cash expenditures.
The company estimates this restructuring will be completed within the next 12 months. These actions will reduce the workforce by approximately 1,300 to 1,500 employees and will close or consolidate approximately 400,000 square feet of facilities, primarily in North America, as well as Western Europe.
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Third Quarter 2007 Guidance
Fiscal third quarter guidance is for sales of $2.90 billion to $3.10 billion, and for non-GAAP EPS from continuing operations in a range of 4 cents to 6 cents, on a fully diluted basis.
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain charges to better assess operating performance. Earnings guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such charges.
Consistent with industry practice, management has historically applied these non-GAAP measures when discussing earnings or earnings guidance and intends to continue doing so.
Non-GAAP information is not determined using GAAP. Therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. In addition, Solectron’s GAAP financial results often reflect one-time events and adjustments, and therefore a comparison of GAAP results over different periods can be difficult. See the tables at the end of this press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP. A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available in the Investor Relations section of our website at www.solectron.com.
Webcast To Be Held Today
At 4:30 p.m. ET today, Solectron will hold a conference call to discuss its second quarter financial results. A live webcast can be accessed at www.solectron.com. Supplemental financial information related to the conference call will also be available in the Investor Relations section of this Web site. Following the live broadcast, the archived webcast will be available at www.solectron.com/investor/events.htm.
An audio replay will also be available two hours after the conclusion of the call. To access the replay, call +1 (800) 642 1687 from within the United States, or +1 (706) 645 9291 from outside the United States, and specify pass code [1524164].
Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended regarding our financial outlook for the third quarter of fiscal 2007 and beyond. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.
Actual outcomes and results could differ materially. These risks and uncertainties include: our ability to continue to win business and satisfy customers; reliance on major customers; the present and future strength of the worldwide economy overall, and in the telecommunications and other
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electronics technology sectors in particular; our ability to continue to improve our operating metrics; the accuracy of our projections of cash flows and capital requirements; incurring more restructuring-related charges than currently anticipated; our ability to complete our announced restructuring plans within the stated timeframe; the risk of price fluctuation; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment and materials; risks associated with international sales and operations; business disruptions; exposure to product warranty or liability claims; our ability to properly manage acquisitions; any unidentified weaknesses or deficiencies in our internal controls over financial reporting; interest rate risk; existing and new environmental regulations; market and segment risk; our ability to retain key personnel; unanticipated tax liabilities and adverse outcomes resulting from tax examinations; and the impact of our outstanding litigation and other contingent liabilities.
For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, condensed consolidated balance sheets and statements of operations follow. All monetary amounts are stated in U.S. dollars.
About Solectron
Solectron Corporation (www.solectron.com) provides a full range of electronics manufacturing and supply chain management services to the world’s leading networking, telecommunications, computing, consumer, automotive, industrial and medical device firms. The company’s industry-leading Lean Six Sigma methodology (Solectron Production System ™) provides OEMs with low cost, flexibility and quality that improves competitive advantage. Solectron’s service offerings include new product introduction, collaborative design, materials management, product manufacturing, product warranty repair and end-of-life support. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.6 billion in fiscal 2006.
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Analyst Contacts:
Perry G. Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@solectron.com
Ed Lockwood, Solectron Corporation, (408) 956-6959 (U.S.), edlockwood@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, (408) 956-7552 (U.S.), coreyolfert@solectron.com

Q2’07

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	March 2, 2007
Income on a GAAP Basis	$15.3
Discontinued operations	$(0.3)

Income from continuing operations on a GAAP Basis	$15.6
Restructuring and impairment charges	$16.5
Amortization of intangibles	$1.2
Stock compensation expense	$7.7

Income from continuing operations on a non-GAAP Basis	$41.0

GAAP to Non-GAAP Reconciliation: Earnings Per Share		Quarter Ended
		March 2, 2007
Income on a GAAP Basis		$0.02
Discontinued Operations		$(0.00)

Diluted net income per share from continuing operations on a GAAP basis		$0.02
Restructuring and impairment charges, amortization of intangibles and stock compensation expense		$0.03

Diluted net income per share from continuing operations on a non-GAAP basis		$0.05
	$
Number of shares (millions) used to compute diluted net income per share — GAAP and non-GAAP		899.4

Q1’07

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	November 24, 2006
Income on a GAAP Basis	$6.0
Discontinued operations	$(0.6)

Income from continuing operations on a GAAP Basis	$6.6
Restructuring and impairment charges	$34.6
Amortization of intangibles	$1.1
Stock compensation expense	$6.1
Other	$(0.8)

Income from continuing operations on a non-GAAP Basis	$47.6

GAAP to Non-GAAP Reconciliation: Earnings Per Share	Quarter Ended
November 24, 2006
Income on a GAAP Basis	$0.01
Discontinued operations	$(0.00)

Diluted net income per share from continuing operations on a GAAP basis	$0.01
Restructuring and impairment charges, amortization of intangibles and stock compensation expense	$0.04
Other	$(0.00)

Diluted net income per share from continuing operations on a non-GAAP basis	$0.05

Number of shares (millions) used to compute diluted net income per share — GAAP and non-GAAP	897.4

Q2’06

GAAP to Non-GAAP Reconciliation	Quarter Ended
(in millions)	February 24, 2006
Income on a GAAP Basis	$30.4
Discontinued operations	$(13.3)

Income from continuing operations on a GAAP Basis	$17.1
Restructuring and impairment charges	$5.6
Amortization of intangibles	$1.6
Stock compensation expense	$5.4

Income from continuing operations on a non-GAAP Basis	$29.7

GAAP to Non-GAAP Reconciliation: Earnings Per Share	Quarter Ended
February 24, 2006
Income on a GAAP Basis	$0.03
Discontinued operations	$(0.01)

Diluted net income per share from continuing operations on a GAAP basis	$0.02
Restructuring and impairment charges, amortization of intangibles and stock compensation expense	$0.01

Diluted net income per share from continuing operations on a non-GAAP basis	$0.03

Number of shares (millions) used to compute diluted net income per share — GAAP and non-GAAP	909.7

Supplemental Data

Sales Percentage by Market Segment
Computing and Storage	34%
Networking Equipment	21%
Communications	21%
Consumer	12%
Industrial	8%
Automotive	2%
Other	2%

SOLECTRON CORPORATION AND SUBSIDIARIES CONSOLIDATED
STATEMENT OF OPERATIONS
(in millions, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
		February 24,		February 24,
	March 2, 2007	2006	March 2, 2007	2006
Net sales	$2,901.9	$2,499.6	$5,901.0	$4,956.0
Cost of sales	2,749.1	2,370.6	5,598.7	4,701.4

Gross profit	152.8	129.0	302.2	254.6
Operating expenses:
Selling, general and administrative	116.7	104.3	226.5	211.7
Restructuring and impairment costs	16.5	5.6	51.1	6.5

Operating income	19.6	19.1	24.6	36.4

Interest income	7.4	12.3	17.6	24.4
Interest expense	(5.1)	(6.9)	(12.4)	(13.6)
Other expense, net	(1.9)	(1.9)	(2.8)	—

Operating income from continuing operations before income taxes	20.0	22.6	27.1	47.2
Income tax expense	4.4	5.5	4.8	9.9

Income from continuing operations	$15.6	$17.1	$22.3	$37.3

Discontinued operations:
(Loss) income from discontinued operations	(0.3)	13.3	(0.9)	17.1
Income tax expense	—	—	—	—

(Loss) income from discontinued operations	(0.3)	13.3	(0.9)	17.1

Net income	$15.3	$30.4	$21.3	$54.4

Basic net income per share:
Continuing operations	$0.02	$0.02	$0.02	$0.04
Discontinued operations	(0.00)	0.01	(0.00)	0.02

Basic net income per share	$0.02	$0.03	$0.02	$0.06

Diluted net income per share:
Continuing operations	$0.02	$0.02	$0.02	$0.04
Discontinued operations	—	0.01	$(0.00)	0.02

Diluted net income per share	$0.02	$0.03	$0.02	$0.06

Shares used to compute basic net income per share	896.0	908.8	895.3	917.3
Shares used to compute diluted net income per share	899.4	909.7	898.0	918.1

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(US$ in millions)
(unaudited)

	March 2, 2007	August 25, 2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,085.6	$1,180.5
Accounts receivable, net	1,390.6	1,429.3
Inventories	1,799.5	1,516.1
Prepaid expenses and other current assets	343.4	225.8

Total current assets	4,619.1	4,351.7
Property and equipment, net	741.4	673.4
Goodwill	155.9	155.2
Other assets	124.8	193.3

Total assets	$5,641.2	$5,373.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$25.1	$89.5
Accounts payable	1,891.0	1,616.7
Accrued employee compensation	145.5	170.4
Accrued expenses and other current liabilities	478.7	427.6

Total current liabilities	2,540.3	2,304.2
Long-term debt	616.0	619.4
Other long-term liabilities	36.7	36.3

Total liabilities	$3,193.0	$2,959.9

Commitments and contingencies Stockholders’ equity:
Common stock	0.9	1.0
Additional paid-in capital	7,593.4	7,585.2
Accumulated deficit	(5,052.0)	(5,073.3)
Accumulated other comprehensive loss	(94.1)	(99.2)

Total stockholders’ equity	2,448.2	2,413.7

Total liabilities and stockholders’ equity	$5,641.2	$5,373.6

*	Includes $16.8 million and $31.6 million of restricted cash balances as of March 2, 2007 and August 25, 2006, respectively, and $0 million and $22.9 million of short-term investments as of March 2, 2007 and August 25, 2006, respectively.